UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 19, 2024

TECHPRECISION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41698	51-0539828
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Bella Drive

Westminster, MA 01473

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (978) 874-0591

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	TPCS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2024, the board of directors of TechPrecision Corporation (the “Company”) appointed Richard D. Roomberg to serve as Chief Financial Officer of the Company, effective as of August 20, 2024 (the “Transition Date”). Barbara M. Lilley stepped down as Chief Financial Officer of the Company and all other roles held with the Company and its subsidiaries effective on the Transition Date to become Controller and will continue her employment with the Company in that capacity.

On September 19, 2024, the Company entered into an Employment Agreement with Mr. Roomberg (the "Employment Agreement"), with an effective date as of September 20, 2024 and which governs Mr. Roomberg's employment as Chief Financial Officer of the Company. Pursuant to the Employment Agreement, Mr. Roomberg will: (i) receive an annual base salary of $250,000; (ii) receive a grant of 45,000 restricted shares of the Company's common stock pursuant to the TechPrecision Corporation 2016 Long-Term Incentive Plan, as amended, which shall vest in equal amounts annually for three years following the Transition Date and (iii) receive a bonus of $50,000 upon the satisfaction of certain operational and financial performance milestones set forth in the Employment Agreement. Under the Employment Agreement, Mr. Roomberg also will be eligible to participate in Company benefits provided to other senior executives as well as benefits available to Company employees generally.

In addition to the compensation arrangements described above, the Employment Agreement contains customary provisions (i) prohibiting Mr. Roomberg from using or divulging to third parties confidential information or trade secrets of the Company; (ii) confirming that all intellectual work products generated by Mr. Roomberg during the term of his employment with the Company are the sole property of the Company; and (iii) prohibiting Mr. Roomberg from competing against the Company, including by soliciting the Company’s employees or its current or prospective clients, until the one year anniversary of the termination of his employment. The Employment Agreement has an indefinite term and each of Mr. Roomberg and the Company may terminate the Employment Agreement upon the giving of written notice.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Mr. Roomberg, 58, was a consultant to public reporting companies from June 2023 to September 2024, and was responsible for assisting companies in implementing and assessing compliance with SEC reporting requirements and U.S. generally accepted accounting principles. He was Vice President, Corporate Controller for TCR2 Therapeutics Inc., a clinical-stage biotechnology company developing cell therapies for solid tumors from February 2019 to October 2023, where he assisted with the development of an SEC-compliant accounting function following the Company’s initial public offering and directing accounting-related filings for TCR2. Mr. Roomberg has diverse corporate financial leadership experience in public and private accounting. Mr. Roomberg has a Bachelor of Science degree in Accounting from Pennsylvania State University.

There are no family relationships between or among Mr. Roomberg and any director or other executive officer of the Company, and Mr. Roomberg has no direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events

On September 23, 2024, the Company issued a press release announcing the CFO transition. A copy of such press release is being furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit Number	Description
10.1†	Employment Agreement, dated September 19, 2024, by and between TechPrecision Corporation and Richard D. Roomberg
99.1	Press Release, dated September 23, 2024
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

†Management contract or compensatory arrangement or plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHPRECISION CORPORATION

Date: September 23, 2024	By:	/s/ Alexander Shen
Alexander Shen
Chief Executive Officer